SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT



                     Pursuant to Section 13 OR 15(d) of the
                         Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): January 2, 2002



                           Clarion Technologies, Inc.
             (Exact name of registrant as specified in its charter)



    Delaware                       0-24690                        91-1407411
  (State of                (Commission File Number)           (I.R.S. Employer
Incorporation)                                               Identification No.)


   38 West Fulton, Suite 400, Grand Rapids, Michigan                 49503
        (Address of principal executive offices)                  (Zip Code)


                                 (616) 233-6680
                         (Registrant's telephone number,
                              including area code)


                           Exhibit Index is on Page 4

Item 5.  Other Events

On January 2, 2002, Clarion Technologies, Inc. requested a hearing to appeal a Nasdaq staff determination to delist the Company's common stock from the Nasdaq Small Cap Market. The appeal and related hearing request will stay the delisting of the Company's securities until a determination is made by the Nasdaq Listing Qualifications Panel. The Company understands that the hearing is expected to occur within 45 days of the hearing request filing.

The Company's press release, dated January 2, 2002, relating to the Nasdaq notification and the Company's determination to appeal that determination, is attached hereto as Exhibit 99.1.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated:  January 2, 2002                  CLARION TECHNOLOGIES, INC.


                                         By: /S/ William Beckman
                                             William Beckman
                                             President

                                  EXHIBIT 99.1

CLARION TECHNOLOGIES, INC.

                                                                    NEWS RELEASE
                                                        CONTACT: JAMES HOSTETLER
                                             VICE PRESIDENT - INVESTOR RELATIONS
                                                                  (847) 490-6063

CLARION TECHNOLOGIES, INC. TO APPEAL NASDAQ DELISTING DETERMINATION

Grand Rapids, MI (January 2, 2002) - Clarion Technologies, Inc. (NASDAQ: CLAR) announced today that it has requested a hearing to appeal a NASDAQ staff determination that the Company's common stock is subject to potential delisting from the NASDAQ Small Cap Market. The Company received a letter from NASDAQ, dated December 21, 2001, notifying the Company of NASDAQ's intent to delist the Company January 3, 2002. The delisting notification was based on NASDAQ's determination that the Company has failed to comply with NASDAQ's continued listing requirements under Marketplace Rule 4310(c)(2)(B) regarding minimum tangible net assets and minimum shareholder's equity.

Clarion is appealing the NASDAQ determination and will be presenting a plan to the NASDAQ for achieving the minimum continued listing requirements. Under NASDAQ rules, the delisting will be stayed until the outcome of the hearing. Consequently, the Company's common stock will remain listed and will continue to trade on the NASDAQ Small Cap Market. The Company understands that a hearing will occur within 45 days of today's hearing request filing.

The Company intends to vigorously pursue the appeal and present a plan that it feels will satisfy meeting the listing requirements. If the appeal is denied, the Company's common stock would trade on the OTC bulletin board electronic quotation system, or another quotation system or exchange in which the shares of the Company's common stock may qualify. The Company's shareholders will continue to be able to obtain current trading information, including last trade bid and ask quotations, as well as share volume.

William Beckman, President of Clarion Technologies, Inc. commented, "Clarion has been impacted by many of the economic and market factors impacting the industries we serve as well as the markets in general. We intend to pursue this appeal with the intent of presenting an acceptable plan to the NASDAQ to achieve the continued listing requirements. However, while we would regret any delisting, we do not believe that such an occurrence would have any adverse impact on our suppliers, customers, or employees. We also believe that the many advancements made in information technology would allow the Company's stock to trade in a viable, fair market."

Clarion Technologies, Inc. operates five manufacturing facilities with a total of approximately 600,000 square feet located in Michigan, Ohio and South Carolina. Clarion's manufacturing operations include approximately 155 injection molding machines ranging in size from 50 to 5000 tons of clamping force. The
Company's   headquarters  are  located  in  Grand  Rapids,   Michigan.

Further information about Clarion Technologies can be obtained on the web at www.clariontechnologies.com or by contacting James Hostetler, Vice President of Investor Relations, at 847-490-6063.

With the exception of historical factual information, the statements made in this press release, including those regarding the outcome of the appeal or ability of the Company's common stock to trade on the OTCBB, constitute forward-looking statements. These statements are based upon current expectations and are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Such forward-looking statements involve certain known and unknown assumptions, risks and uncertainties that could cause actual result to differ materially from those included in or contemplated by the statements. These assumptions, risks and uncertainties include, but are not limited to, those discussed or indicated in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000 and in all documents filed by the Company with the Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.